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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 SCHEDULE 13E-3
                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934)

                             LIFE TECHNOLOGIES, INC.
                              (NAME OF THE ISSUER)

                               DEXTER CORPORATION
                        DEXTER ACQUISITION DELAWARE, INC.
                     (NAME OF THE PERSONS FILING STATEMENT)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    532177201
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                                 ---------------

                              BRUCE H. BEATT, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               DEXTER CORPORATION
                                 ONE ELM STREET
                             WINDSOR LOCKS, CT 06096
                                 (860) 292-7675
       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
        NOTICES AND COMMUNICATIONS ON BEHALF OF PERSONS FILING STATEMENT)

                                 ---------------

                                    COPY TO:
                              JERE R. THOMSON, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 326-3939

This statement is filed in connection with (check the appropriate box):

[_](a)The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934.

[_](b)The filing of a registration statement under the Securities Act of 1933.

[X](c)A tender offer.

[_](d)None of the above.

      Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies. [_]

                           CALCULATION OF FILING FEE:

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         Transaction Valuation*                      Amount of Filing Fee**
--------------------------------------------------------------------------------
              $461,528,232                                  $92,306
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*     For purposes of calculating the fee only. The amount assumes the purchase of 12,473,736 shares of Common Stock, par value $.01 per share, of Life Technologies, Inc. at $37.00 net in cash per share, which represents all outstanding shares at August 3, 1998 not owned by the persons filing this statement and shares issuable pursuant to options that are presently exercisable.

** The amount of the filing fee calculated in accordance with Regulation 240.0-11 of the Securities Exchange Act of 1934 equals 1/50th of 1% of the value of the shares to be purchased.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $92,306         Filing Parties: Dexter Corporation and
                                                          Dexter Acquisition
                                                          Delaware, Inc.

Form or Registration No.: Schedule 14D-1    Date Filed:   November 2, 1998

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                                       INTRODUCTION

         This Rule 13E-3 Transaction Statement (the "Schedule 13E-3") relates to a tender offer by Dexter Acquisition Delaware, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Dexter Corporation, a Connecticut corporation ("Parent"), to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Life Technologies, Inc., a Delaware corporation (the "Company"), not currently owned by Purchaser or Parent, for a purchase price of $37.00 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 2, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"), copies of which are filed as Exhibits (a)(1) and
(a)(2) respectively to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the Securities and Exchange Commission on the date hereof. This Schedule 13E-3 is being filed by Purchaser and Parent.

         The following cross-reference sheet is being supplied pursuant to General Instruction F to Schedule 13E-3 and shows the location in the Schedule 14D-1 of the information required to be included in response to the items of this Schedule 13E-3. The information set forth in the Schedule 14D-1, including all exhibits thereto, is hereby expressly incorporated herein by reference and the responses to each item of this Schedule 13E-3 are qualified in their entirety by reference to the information contained in the Schedule 14D-1 and the exhibits thereto. All cross references in this Schedule 13E-3, other than cross references to the Schedule 14D-1, are to the Offer to Purchase.

         The information contained in this Schedule 13E-3 concerning the Company, including, without limitation, information concerning the Company's capital structure and historical financial statements, directors and executive officers, was obtained from representatives of the Company and the Company's publicly available filings with the Securities and Exchange Commission. Neither Purchaser nor Parent takes any responsibility for the accuracy of such information.

                            CROSS-REFERENCE SHEET TO
                                 SCHEDULE 14D-1



                                                               LOCATION OF ITEM(S)
ITEM AND CAPTION OF SCHEDULE 13E-3                              IN SCHEDULE 14D-1
----------------------------------                             -----------------
 1. ISSUER AND CLASS OF SECURITY SUBJECT TO THE TRANSACTION.
    (a)-(c)...................................................        1(a)-(c)
    (d)-(f) ..................................................           *
 2. IDENTITY AND BACKGROUND.
    (a)-(g)...................................................           2
 3. PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS.
    (a).......................................................           3
    (b).......................................................           *
 4. TERMS OF THE TRANSACTION.
    (a)-(b)...................................................           *
 5. PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.
    (a)-(e)...................................................        5(a)-(e)
    (f).......................................................          5(g)
    (g).......................................................           *
 6. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
    (a).......................................................          4(a)
    (b) ......................................................           *
    (c) ......................................................          4(b)
    (d) ......................................................          4(c)
 7. PURPOSE(S), ALTERNATIVES, REASONS AND EFFECTS.
    (a).......................................................           5
    (b)-(d) ..................................................           *
 8. FAIRNESS OF THE TRANSACTION.
    (a)-(f)...................................................           *
 9. REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.
    (a)-(c)...................................................           *
10. INTEREST IN SECURITIES OF THE ISSUER.
    (a)-(b)...................................................           6
11. CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO
    THE ISSUER'S SECURITIES...................................           7
12. PRESENT INTENTION AND RECOMMENDATION OF CERTAIN PERSONS
    WITH REGARD TO THE TRANSACTION.
    (a)-(b)...................................................           *
13. OTHER PROVISIONS OF THE TRANSACTION.
    (a)-(c)...................................................           *
14. FINANCIAL INFORMATION.
    (a).......................................................           *
    (b).......................................................           *
15. PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED.
    (a).......................................................           *
    (b) ......................................................           8
16. ADDITIONAL INFORMATION....................................         10(f)
                                                                separately included
17. MATERIAL TO BE FILED AS EXHIBITS..........................       herewith

--------
   * The item is not required by Schedule 14D-1 of the Securities Exchange Act of 1934, as amended.

ITEM 1. ISSUER AND CLASS OF SECURITY SUBJECT TO THE TRANSACTION.

         (a)-(c) The answers to Items 1(a)-(c) of the Schedule 14D-1 are incorporated herein by reference. Information concerning the approximate number of holders of record of the Shares is set forth in the section entitled "INTRODUCTION" of the Offer to Purchase and is incorporated herein by reference.

         (d) The information set forth in the section entitled "THE TENDER OFFER--Price Range of the Shares; Dividends" of the Offer to Purchase is incorporated herein by reference.

         (e) Not applicable.

         (f) The information set forth in the section entitled "SPECIAL FACTORS--Background of the Offer" of the Offer to Purchase is incorporated herein by reference.

ITEM 2. IDENTITY AND BACKGROUND.

         (a)-(g) The answers to Item 2 of the Schedule 14D-1 are incorporated herein by reference.

ITEM 3. PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS.

         (a)-(b) The information set forth in the sections entitled "INTRODUCTION," "SPECIAL FACTORS--Background of the Offer" and "THE TENDER OFFER--Certain Transactions Between Parent and the Company" and "--Interests of Certain Persons in the Offer" of the Offer to Purchase is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

         (a) The information set forth in the sections entitled "INTRODUCTION" and "THE TENDER OFFER--Terms of the Offer," "--Acceptance for Payment and Payment for Shares," "--Procedure for Tendering Shares," "--Withdrawal Rights," "--Certain Conditions of the Offer" and "--Certain Regulatory and Legal Matters" of the Offer to Purchase is incorporated herein by reference.

         (b) Not applicable.

ITEM 5. PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

         (a)-(g) The answers to Item 5 of the Schedule 14D-1 are incorporated herein by reference.

ITEM 6. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         (a) The answer to Item 4(a) of the Schedule 14D-1 is incorporated herein by reference.

         (b) The information set forth in the sections entitled "THE TENDER OFFER--Source and Amount of Funds" and "--Fees and Expenses" of the Offer to Purchase is incorporated herein by reference.

         (c) The information set forth in the sections entitled "THE TENDER OFFER--Source and Amount of Funds" of the Offer to Purchase is incorporated herein by reference.

         (d) Not applicable.
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ITEM 7. PURPOSE(S), ALTERNATIVES, REASONS AND EFFECTS.

         (a) The answer to Item 5 of the Schedule 14D-1 is incorporated herein by reference.

         (b)-(d) The information set forth in the sections entitled "INTRODUCTION," "SPECIAL FACTORS--Background of the Offer," "--Purpose and Structure of the Offer; Plans for the Company after the Offer," "--Fairness of the Offer" and "--Certain United States Federal Income Tax Consequences" and "THE TENDER OFFER--Certain Effects of the Transaction" and "--Certain Information Concerning the Company" of the Offer to Purchase is incorporated herein by reference.

ITEM 8. FAIRNESS OF THE TRANSACTION.

         (a)-(b) The information set forth in the sections entitled "INTRODUCTION" and "SPECIAL FACTORS--Fairness of the Offer" and "--Analysis of Financial Advisor to Parent" of the Offer to Purchase is incorporated herein by reference.

         (c)-(e) The information set forth in the sections entitled "INTRODUCTION," "SPECIAL FACTORS--Background of the Offer," "--Purpose and Structure of the Offer; Plans for the Company after the Offer," "--Fairness of the Offer" and "--Analysis of Financial Advisor to Parent" and "THE TENDER OFFER--Terms of the Offer" of the Offer to Purchase is incorporated herein by reference.

         (f) Not applicable.

ITEM 9. REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.

         (a)-(c) The information set forth in the sections entitled "INTRODUCTION," "SPECIAL FACTORS--Background of the Offer," "--Fairness of the Offer" and "--Analysis of Financial Advisor to Parent" and "THE TENDER OFFER--Certain Information Concerning the Company" of the Offer to Purchase is incorporated herein by reference.

ITEM 10. INTEREST IN SECURITIES OF THE ISSUER.

         (a)-(b) The answer to Item 6 of the Schedule 14D-1 is incorporated herein by reference.

ITEM 11. CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO THE ISSUER'S SECURITIES.

         The answer to Item 7 of the Schedule 14D-1 is incorporated herein by reference.

ITEM 12. PRESENT INTENTION AND RECOMMENDATION OF CERTAIN PERSONS WITH REGARD TO THE TRANSACTION.

         (a)-(b) The information set forth in "THE TENDER OFFER--Interest of Certain Persons in the Offer" of the Offer to Purchase is incorporated herein by reference.

ITEM 13. OTHER PROVISIONS OF THE TRANSACTION.

         (a) The information set forth in "SPECIAL FACTORS--Appraisal Rights" of the Offer to Purchase and in Annex A to the Offer to Purchase is incorporated herein by reference.

         (b)-(c) Not applicable.

ITEM 14. FINANCIAL INFORMATION.

         (a) The information set forth in the section entitled "THE TENDER OFFER--Certain Information Concerning the Company" of the Offer to Purchase incorporated herein by reference.

         (b) Not applicable.

ITEM 15. PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED.

         (a) The information set forth in the sections entitled "INTRODUCTION" and "SPECIAL FACTORS--Background of the Offer" and "--Purpose and Structure of the Offer; Plans for the Company after the Offer" of the Offer to Purchase is incorporated herein by reference.

         (b) The answer to Item 8 of the Schedule 14D-1 is incorporated herein by reference.

ITEM 16. ADDITIONAL INFORMATION.

         The answer to Item 10(f) of the Schedule 14D-1 is incorporated herein by reference.

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.

         (a) Commitment Letter and Term Sheet of The First National Bank of Chicago, dated July 6, 1998, and amendments thereto, dated October 14, 1998, October 20, 1998 and October 30, 1998 (previously filed as Exhibit (b) to
Schedule 14D-1 and incorporated herein by reference).

         (b) Presentation of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the Board of Directors of Dexter Corporation, dated October 23, 1998.

         (c) Not applicable.

         (d)(1) Offer to Purchase (previously filed as Exhibit (a)(1) to the
Schedule 14D-1 and incorporated herein by reference).

         (d)(2) Letter of Transmittal (previously filed as Exhibit (a)(2) to the
Schedule 14D-1 and incorporated herein by reference).

         (d)(3) Notice of Guaranteed Delivery (previously filed as Exhibit
(a)(3) to the Schedule 14D-1 and incorporated herein by reference).

         (d)(4) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (previously filed as Exhibit (a)(4) to the Schedule 14D-1 and incorporated herein by reference).

         (d)(5) Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (previously filed as Exhibit (a)(5) to the
Schedule 14D-1 and incorporated herein by reference).

         (d)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (previously filed as Exhibit (a)(6) to the Schedule 14D-1 and incorporated herein by reference).

         (d)(7) Text of Press Release issued by Parent, dated November 2, 1998 (previously filed as Exhibit (a)(7) to the Schedule 14D-1 and incorporated herein by reference).

         (d)(8) Summary Advertisement, dated November 2, 1998 (previously filed as Exhibit (a)(8) to the Schedule 14D-1 and incorporated herein by reference).

         (e) Appraisal Rights of Dissenting Stockholders Under Delaware Law (included as Annex A to the Offer to Purchase and incorporated herein by reference).

         (f) Not applicable.

                                    SIGNATURE

  AFTER DUE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

Dated: November 2, 1998               DEXTER ACQUISITION DELAWARE, INC.

                                      By:   /s/ Kathleen Burdett
                                            ___________________________________
                                            Name:    Kathleen Burdett
                                            Title:   Treasurer

                                      DEXTER CORPORATION

                                      By:   /s/ Bruce H. Beatt
                                            ___________________________________
                                            Name:    Bruce H. Beatt
                                            Title:   Vice President, General
                                                     Counsel and Secretary

                                  EXHIBIT INDEX

 EXHIBIT
 NUMBER DESCRIPTION
 ------------------

         (a) Commitment Letter and Term Sheet of The First National Bank of Chicago, dated July 6, 1998, and amendments thereto, dated October 14, 1998, October 20, 1998 and October 30, 1998 (previously filed as Exhibit (b) to
Schedule 14D-1 and incorporated herein by reference).

         (b) Presentation of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the Board of Directors of Dexter Corporation, dated October 23, 1998.

         (c) Not applicable.

         (d)(1) Offer to Purchase (previously filed as Exhibit (a)(1) to the
Schedule 14D-1 and incorporated herein by reference).

         (d)(2) Letter of Transmittal (previously filed as Exhibit (a)(2) to the
Schedule 14D-1 and incorporated herein by reference).

         (d)(3) Notice of Guaranteed Delivery (previously filed as Exhibit
(a)(3) to the Schedule 14D-1 and incorporated herein by reference).

         (d)(4) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (previously filed as Exhibit (a)(4) to the Schedule 14D-1 and incorporated herein by reference).

         (d)(5) Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (previously filed as Exhibit (a)(5) to the
Schedule 14D-1 and incorporated herein by reference).

         (d)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (previously filed as Exhibit (a)(6) to the Schedule 14D-1 and incorporated herein by reference).

         (d)(7) Text of Press Release issued by Parent, dated November 2, 1998 (previously filed as Exhibit (a)(7) to the Schedule 14D-1 and incorporated herein by reference).

         (d)(8) Summary Advertisement, dated November 2, 1998 (previously filed as Exhibit (a)(8) to the Schedule 14D-1 and incorporated herein by reference).

         (e) Appraisal Rights of Dissenting Stockholders Under Delaware Law (included as Annex A to the Offer to Purchase and incorporated herein by reference).

         (f) Not applicable.